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                                                                 Exhibit 99.2
       CATALINA
[LOGO] MARKETING
       CORPORATION



                                                                            NEWS
--------------------------------------------------------------------------------


FOR IMMEDIATE RELEASE                 CONTACT:         Philip B. Livingston
                                                       Senior Vice President and
                                                       Chief Financial Officer
                                                       813-579-5006

                                                       Bruce Valentine
                                                       Treasurer
                                                       813-579-5210

                       CATALINA MARKETING REPORTS RECORD
                         REVENUE AND EARNINGS PER SHARE

ST. PETERSBURG, Florida, October 15, 1997 - Catalina Marketing Corporation (NYSE: POS) today announced that for the second quarter ended September 30, 1997, earnings per share increased 23 percent to 43 cents versus 35 cents reported for the comparable period a year ago. The company's net income was $8.2 million on total revenue of $52.7 million, compared to net income of $7.2 million on revenue of $41.6 million in the September 1996 quarter. The company's revenue growth amounted to a 27 percent increase over the year-ago quarter.

For the six month period ended September 30, 1997, total revenue increased 25 percent to $99.4 million versus $79.7 million posted in the first half of fiscal 1997. Earnings per share was 73 cents versus 66 cents reported a year ago.

George W. Off, president and chief executive officer, commented, "We were pleased with the quarter's results, as we achieved record levels of revenue and earnings per share. The $53 million in consolidated revenue for the quarter included solid top-line growth in our core domestic business, and we continued to benefit from new product initiatives like Checkout Direct. In addition, our new ventures and international operations were growing contributors to the top line. We feel that we are positioned for a successful second half."

Other highlights for the quarter included the following:

* Quarterly cash flow, or EBITDA, increased 32 percent to $19.9 million from the comparable period a year ago. Total operating expenses before depreciation and amortization decreased as a percent of revenue, resulting in an improved EBITDA margin of 38 percent versus 36 percent a year ago. On a trailing twelve month basis, EBITDA reached $67.9 million, up
    25 percent over the comparable period a year ago.



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*   Net income was up 15 percent over the second quarter a year ago.  The difference between this mark and the 23 percent increase in earnings per share reflects the company's share repurchase activity and related interest costs. Over the twelve month period ended September 30, 1997, the company has repurchased 1.6 million common shares for $49.0 million at an average price of $30.59 per share, with the activity occurring in the December, March, and June quarters. Revolving credit borrowings for this purpose were as high as $22 million during the first quarter ended June 30 and were reduced to $1.7 million as of September 30.

* The company made continued progress in store installations in the United Kingdom, France and Japan. In the U.K., store installations began in the Somerfield chain under a contract to install over 400 stores by the end of the calendar year. In France, the roll-out of Champion stores commenced under an agreement calling for the installation of 500 stores before the end of next year. In Japan, a second retailer pilot was launched with the 200-store Seiyu chain.

* Health Resource Publishing Company (HRPC), which delivers targeted promotions and advertising in over 1,400 pharmacy outlets, announced that it has signed an installation agreement with the 4,000 store Rite Aid chain. The agreement provides for HRPC's program to be rolled out in over 1,000 West-coast Rite Aid stores over the next 12 months, with installations to commence in the remaining Rite Aid pharmacies thereafter.

* SuperMarkets Online, Inc. announced that it is launching a secure Internet coupon solution this fall that will give packaged goods manufacturers and retailers an important tool for linking Internet marketing with the Catalina Marketing Network(R) on a national scale.

* Net income for the quarter included pre-tax losses from domestic new business ventures of $1.6 million, or five cents per share after tax. In the comparable quarter a year ago, the company's net income reflected pre-tax losses from domestic new business ventures of $3.1 million, or nine cents per share on an after-tax basis.

Based in St. Petersburg, Florida, Catalina Marketing Corporation provides in-store electronic marketing programs for more than 150 consumer goods companies. The Catalina Marketing Network(R) reaches more than 142 million shoppers each week in over 10,800 supermarkets across the United States. The company consists of four distinct business units: Catalina Marketing Services, which markets the company's core electronic marketing programs; Catalina Marketing International, which markets Network programs abroad; Health Resource Publishing Company, which delivers incentives through customized newsletters in the pharmacy; and SuperMarkets Online, Inc., which distributes targeted consumer goods promotions on the World Wide Web.






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                        CATALINA MARKETING CORPORATION

                           Selected Financial Data

                   (in thousands, except per share amounts)

                                                        Three Months                   Six Months
                                                        ------------                   ----------
Periods ended September 30                           1997         1996              1997        1996
                                                     ----         ----              ----        ----
       Revenue                                      $52,727      $41,618           $99,386     $79,745

       Direct Operating Expenses                     20,407       14,863            38,440      27,999

       Selling, General and Administrative           12,421       11,658            25,317      22,812

       Depreciation and Amortization                  5,923        4,090            11,614       7,754

       Income from Operations                        13,976       11,007            24,015      21,180

       Interest Income/(Expense) and Other             (390)         341              (783)        573

       Minority Interest                               -             212              -            372

       Provision for Income Taxes                     5,342        4,371             9,351       8,642

       Net Income                                     8,244        7,189           $13,881      13,483

       Earnings Per Share                           $  0.43      $  0.35           $  0.73     $  0.66

       Weighted Average Shares Outstanding           19,146       20,608            19,135      20,580



                              Selected Other Data


                                                                                     September 30
                                                                                     ------------
                                                                                  1997          1996
                                                                                  ----          ----
Balance Sheet and Cash Flow (in thousands):
-------------------------------------------

       Cash                                                                  $     2,769       $    25,894

       Stockholders' Equity                                                       75,914            88,294

       Twelve Month EBITDA                                                        67,977            54,400

U.S. Checkout Coupon Business:
------------------------------

       Number of Stores at Quarter End                                            10,801            10,470

       Net Stores Installed During Quarter/YTD                                   (31)/56           385/704

       Promotions Printed During Quarter/YTd (in millions)                     660/1,257         574/1,095

       Weekly Shopper Reach at Quarter End (in millions)                             142               136

International Checkout Coupon Business:
---------------------------------------

       Number of Stores at Quarter End                                               913               690

       Net Stores Installed During Quarter/YTD                                 (144)/(28)           68/132

       Promotions Printed During Quarter/YTD (in millions)                        78/184             48/98

       Weekly Shopper Reach at Quarter End (in millions)                              15                14





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